As filed with the Securities and Exchange Commission on June 22, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

____________________________

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE HANOVER INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3263626
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
440 Lincoln Street Worcester, Massachusetts 01653 (Address of Principal Executive Offices) (Zip Code)

The Hanover Insurance Group 2023 Employee Stock Purchase Plan

(Full title of the plan)

Dennis F. Kerrigan

Executive Vice President, Chief Legal Officer

The Hanover Insurance Group, Inc.

440 Lincoln Street

Worcester, MA 01653

(508) 855-1000

(Name, address, and telephone number, including area code, of agent for service)

Please send a copy of all communications to:

Zachary Blume

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

(617) 951-7000

____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of The Hanover Insurance Group 2023 Employee Stock Purchase Plan as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference herein the following documents filed by The Hanover Insurance Group, Inc. (the “Registrant”) with the Securities and Exchange Commission (“SEC”):

(a)
the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 23, 2023;
(b)
the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed on May 3, 2023;
(c)
the Registrant’s Current Reports on Form 8-K filed on March 29, 2023 and May 9, 2023; and
(d)
the description of the Registrant’s Common Stock, $0.01 par value per share, which is contained in Exhibit 4.12 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 25, 2022, which updates the description of the Registrant’s Common Stock as contained in the Registrant’s registration statement on Form S-1 filed by the Registrant with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which the SEC declared effective on October 10, 1995.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. In addition, the statutes of Delaware contain provisions to the general effect that any director shall in the performance of his duties be fully protected in relying in good faith upon the books of account or records of the corporation or statements prepared by any official of the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Registrant’s certificate of incorporation provides that the Registrant shall indemnify and upon request shall advance expenses to its directors and officers to the full extent permitted by the laws of the State of Delaware; provided, however, that the Registrant is not required to indemnify a person in connection with an action that was initiated by or on behalf of the person. The Registrant’s certificate of incorporation provides that the Registrant’s directors and officers shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the General Corporation Law as in effect at the time such liability is determined.

The Registrant also carries standard directors’ and officers’ liability insurance covering its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
4.1	Certificate of Incorporation of the Registrant previously filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 16, 2006 and incorporated herein by reference.

4.2	Amended By-Laws of the Registrant, previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 21, 2006 and incorporated herein by reference.

5.1*	Opinion of Ropes & Gray LLP.

23.1*	Consent of Ropes & Gray LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24*	Power of Attorney. Set forth on the signature page of this Registration Statement.

99.1

The Hanover Insurance Group 2023 Employee Stock Purchase Plan, previously filed as Annex I to the Registrant's Proxy Statement on Form DEF 14A filed with the Commission on March 24, 2023 and incorporated herein by reference.

107*	Filing fee table.

* Filed herewith.

Item 9. Undertakings.

(a)
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Worcester, Commonwealth of Massachusetts on this 22nd day of June, 2023.

THE HANOVER INSURANCE GROUP, INC.

By:	/s/ John C. Roche
Name: John C. Roche
Title: President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John C. Roche, Jeffrey M. Farber, Dennis F. Kerrigan and Warren E. Barnes, and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by The Hanover Insurance Group, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John C. Roche John C. Roche	President, Chief Executive Officer and Director (Principal Executive Officer)	June 22, 2023

/s/ Jeffrey M. Farber Jeffrey M. Farber	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	June 22, 2023

/s/ Warren E. Barnes Warren E. Barnes	Senior Vice President, Corporate Controller (Principal Accounting Officer)	June 22, 2023

/s/ Cynthia L. Egan Cynthia L. Egan	Chair of the Board of Directors	June 22, 2023

/s/ Francisco A. Aristeguieta Francisco A. Aristeguieta	Director	June 22, 2023

/s/ Kevin J. Bradicich Kevin J. Bradicich	Director	June 22, 2023

/s/ Theodore H. Bunting, Jr.	Director	June 22, 2023
Theodore H. Bunting, Jr.

/s/ Jane D. Carlin	Director	June 22, 2023
Jane D. Carlin

/s/ J. Paul Condrin III	Director	June 22, 2023
J. Paul Condrin III

/s/ Martin P. Hughes	Director	June 22, 2023
Martin P. Hughes

/s/ Kathleen S. Lane Kathleen S. Lane	Director	June 22, 2023

/s/ Joseph R. Ramrath Joseph R. Ramrath	Director	June 22, 2023

/s/ Elizabeth A. Ward Elizabeth A. Ward	Director	June 22, 2023